                                                                      EXHIBIT 12

                             FLEMING COMPANIES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                           FISCAL YEAR ENDED THE LAST SATURDAY IN DECEMBER                  16 WEEKS ENDED
                                     1997         1998         1999         2000          2001      APRIL 21, 2001   APRIL 20, 2002
                                  ---------   ----------    ---------    ----------    ---------    --------------   --------------
                                                      (IN THOUSANDS OF DOLLARS)
Earnings:
  Pretax income                   $  82,685   $ (598,202)   $ (62,581)   $ (200,889)   $  62,799      $ 27,209        $ 24,609
  Fixed charges, net                197,923      195,956      193,263       198,413      184,166        62,290          57,132
                                  ---------   ----------    ---------    ----------    ---------      --------        --------

Total earnings                    $ 280,608   $ (402,246)   $ 130,682    $   (2,476)   $ 246,965      $ 89,499        $ 81,741

Fixed charges:
  Interest expense                $ 162,506   $  161,581    $ 165,180    $  174,569    $ 165,534      $ 57,502        $ 50,413
  Portion of rental charges
    deemed to be interest            35,050       33,948       27,626        23,331       18,134         4,604           6,282

  Capitalized interest and debt
    issuance cost amortization        1,186          604        1,117         2,051        7,950           409           2,990
                                  ---------   ----------    ---------    ----------    ---------      --------        --------


Total fixed charges               $ 198,742   $  196,133    $ 193,923    $  199,951    $ 191,618      $ 62,515        $ 59,685

Deficiency                                    $  598,379    $  63,241    $  202,427           --            --              --

Ratio of earnings to
  fixed charges                        1.41        (2.05)        0.67         (0.01)         1.29         1.43            1.37


"Earnings" consist of income from continuing operations before income taxes and fixed charges excluding capitalized interest. Capitalized interest amortized during the respective periods is added back to earnings.

"Fixed charges, net" consist of interest expense, an estimated amount of rental expense which is deemed to be representative of the interest factor and amortization of capitalized interest and debt issuance cost.

The pro forma ratio of earnings to fixed charges is omitted as it is not applicable.

Under the company's long-term debt agreements, "earnings" and "fixed charges" are defined differently and amounts and ratios differ accordingly.

RESULTS EXCLUDING STRATEGIC PLAN ADJUSTMENTS AND ONE-TIME ITEMS ARE AS FOLLOWS:

                                            FISCAL YEAR ENDED
                                      THE LAST SATURDAY IN DECEMBER

                                        1999       2000       2001
                                      --------   --------   --------
                                        (IN THOUSANDS OF DOLLARS)
Total adjusted earnings               $261,757   $306,279   $341,071
Total fixed charges                   $193,923   $199,951   $191,618

Adjusted ratio of earnings
  to fixed charges                        1.35       1.53       1.78